UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2014

Syntel, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	000-22903	38-2312018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 E. Big Beaver Road, Suite 300, Troy, Michigan		48083
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (248) 619-2800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 13, 2014, the Board of Directors of Syntel, Inc. (the “Company”) increased the size of the Company’s Board of Directors from seven to nine members. Also on July 13, 2014, the Company’s Board of Directors elected Nitin Rakesh and Vinod K. Sahney as directors to fill the vacancies created by the increase in the size of the Board of Directors.

Neither Mr. Rakesh nor Dr. Sahney are a party to any arrangement or understanding pursuant to which they were selected as a director, nor are Mr. Rakesh or Dr. Sahney a party to any transaction with a related person, or proposed transaction with a related person, required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securites Exchange Act of 1934.

As a non-employee director, Dr. Sahney will receive the same compensation package provided to all of the Company’s non-employee directors, as disclosed in the Company’s Proxy Statement for the Annual Shareholders’ Meeting held on June 3, 2014, including the grant of restricted stock units upon his election as director. Because Dr. Sahney is being elected mid-term, he will receive a pro-rated portion of the annual grant of restricted stock units, in this case, 918 restricted stock units. As an employee director, Mr. Rakesh receives no additional compensation for serving on the Company’s Board of Directors.

A copy of the press release issued by the Company announcing Mr. Rakesh’s and Dr. Sahney’s election to the Board is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Press Release dated July 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Syntel, Inc.
(Registrant)

Date July 16, 2014	By	/s/ Daniel M. Moore
Daniel M. Moore, Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 16, 2014.

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